EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form 10 of our report dated December 12, 2019, relating to the financial statements of Favo Realty, Inc., as of December 31, 2018 and 2017 and to all references to our firm included in this Registration Statement.

/S BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

December 12, 2019